Exhibit 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com
Press Release

12.00 pm BST 8.00 am EDT

Further upgrade to 2007 financial guidance based on strong revenue growth; VYVANSE demand on track

Basingstoke, UK and Philadelphia, US – November 1, 2007 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) the global specialty biopharmaceutical company announces results for the third quarter 2007.

Q3 2007 Financial Highlights

•	Product sales up 41% to $543.1 million;

•	Total revenues up 35% to $608.7 million;

•	Net cash provided by operating activities up 51% to $123.7 million; and

•	2007 revenue growth now expected to be at least 30% (Q2 guidance: at least 25%).

Matthew Emmens, Chief Executive Officer, commented:

“We’ve delivered another strong set of financial results with product sales up 41%, reflecting good performance across all areas of our business.  We have continued to execute on our strategy as a specialty biopharmaceutical company and made significant progress with all of our product launches.

Our leading ADHD franchise continues to grow, capturing over 30% of the US market by September 30 following the success of our VYVANSE launch.  There has been a very positive response to VYVANSE from physicians and patients who have commented on the benefits this new chemical entity offers and in particular, the consistent and effective control of ADHD symptoms throughout the day.  The launch is in line with our expectations and we remain confident about the long term potential of VYVANSE.

We also continue to see good results in other areas of our portfolio.  ELAPRASE, for the treatment of Hunter syndrome, continues to benefit more patients and enter new markets.  LIALDA, our once-daily ulcerative colitis medicine is progressing very well in the US, capturing market share both through new patients and from competitor products.  Shire’s GI franchise now has more than 23% of the US oral 5-ASA market.  We are now preparing for the first European launches of this product.

Earlier this year we gave revenue guidance of at least 25% growth. With another strong quarter behind us we now anticipate revenue growth to be at least 30%.  Costs are expected to be slightly above our previous guidance as we continue to invest to increase revenue growth.

In summary, our newly launched products are on track, we’re establishing our presence in new, attractive, growing markets and we remain focused on the continued development of our R&D pipeline.”

Business Highlights

VYVANSETM (lisdexamfetamine dimesylate) – Attention Deficit Hyperactivity Disorder (“ADHD”).

VYVANSE, Shire’s new once-daily medication approved to treat the symptoms of ADHD in pediatric patients, was launched in July 2007 and is being actively promoted by Shire’s recently expanded ADHD sales force.  VYVANSE, as a new chemical entity, represents an important innovation in ADHD treatment with its favorable therapeutic profile.

Registered in England 5492592 Registered Office as above

By October 19, 2007 VYVANSE had achieved a US ADHD market share of 4.1%.  Following the launch of VYVANSE, the market share of ADDERALL XR has fallen by 1.6% with other competitor products, both stimulant and non-stimulant, also experiencing a fall in market share.  By October 19, 2007 the addition of VYVANSE had increased Shire’s total share of the US ADHD market to 31%.

DAYTRANA™ (methylphenidate transdermal system) – ADHD

On September 4, 2007 Shire announced the voluntary market withdrawal of a limited quantity of the ADHD patch DAYTRANA.  Shire’s decision was not linked to either safety or efficacy issues, but was in response to feedback from patients and caregivers, who had experienced difficulty removing the release liner.  Patches are now being manufactured using a new enhanced process, which Shire believes offers patients and caregivers improved ease of use when peeling off the release liner.  At October 19, 2007 DAYTRANA’s market share was 2.1%.

DYNEPO® (epoetin delta) – Anemia associated with chronic kidney disease

Following the launch of DYNEPO in Germany in Q1 2007 and the UK in Q2 2007, the third quarter saw the launch of DYNEPO in Italy and Ireland.

Product Divestment

On September 10, 2007 Shire sold EQUETROTM (carbamazepine) to Validus Pharmaceuticals Inc. (“Validus”) for a cash consideration of $7.5 million and transferred to Validus all post approval study commitments.

Recent Events

Class Action Shareholder suit

In January and February 2003, various parties filed purported securities fraud class action lawsuits against TKT and several of its former officers and directors in the United States District Court for the District of Massachusetts.  In April 2003, the Court consolidated the various matters under one matter: In Re Transkaryotic Therapies, Inc., Securities Litigation, C.A. No 03-10165-RWZ. The plaintiffs alleged, among other things, that the defendants made false and misleading statements and failed to disclose material information regarding REPLAGAL during the period between January 4, 2001 and January 10, 2003.  In October 2007, all the parties to the legal proceedings reached an agreement in principle to resolve the matter, subject to Court approval, for $50 million.  Shire will contribute $27 million towards the settlement and its insurance carriers will contribute the remaining $23 million.  The $27 million settlement cost has been provided for within SG&A during this quarter.

Further information on this litigation can be found in our filings with the US Securities and Exchange Commission (“SEC”) including our Annual Report on Form 10-K for the year to December 31, 2006.

Product Divestments

On October 8, 2007 the Company announced the sale of a portfolio of non core products to Laboratorios Almirall S.A. (“Almirall”) for a cash consideration of $213 million.  The portfolio comprises the dermatology products SOLARAZE® (3% gel, diclofenac sodium (3%w/w)) and VANIQA® (eflornithine hydrochloride) and six non-promoted products across a range of indications, which are sold by Shire primarily in the UK, France, Germany, Italy, Spain and Ireland.  Total sales for these products in 2006 were $53.8 million.  Shire will also transfer to Almirall 63 employees directly affected by the sale.  The sale is subject to customary consents.

As with the sale of EQUETRO, these products are being divested as they are no longer core to Shire’s strategy of building market leading positions in specialty markets through the development and commercialization of global products with strong intellectual property protection.

FOSRENOL® (lanthanum carbonate) - Chronic Kidney Disease (“CKD”)

On October 16, 2007 the Food and Drug Administration (“FDA”) Cardiovascular and Renal Drugs Advisory Committee recommended the use of phosphate binders, including Shire’s FOSRENOL, to treat hyperphosphatemia (elevated levels of phosphorus in the blood) in CKD stage 4 patients.  The FDA Advisory Committee’s recommendation is not binding on the FDA, and no time has been set by which the FDA will decide whether to follow this recommendation.

2

ELAPRASE® (idursulfase) - Hunter Syndrome

On October 17, 2007 Shire’s ELAPRASE was launched in Japan following receipt of marketing and reimbursement approval.  As a result of a 2003 agreement, Genzyme Corporation (“Genzyme”) will manage sales and distribution of ELAPRASE in Japan.  Shire's gross profit on the arrangement will equate to an effective royalty of approximately 25%-30%, but revenues will be recorded in product sales.

Milestones totaling $7 million are due to Shire from Genzyme following marketing and reimbursement approval.  These milestones will be recognized into other revenue over the expected duration of the agreement.

Pipeline Highlights

JUVISTA® (Human TGFb3)

On September 12, 2007 Renovo Group plc (“Renovo”) announced positive Phase 2 clinical trial results for its lead drug, JUVISTA.  This is the fifth statistically significant Phase 2 efficacy trial announced by Renovo and forms part of an ongoing range of Phase 2 clinical studies.

On August 15, 2007, following the expiry of the Hart-Scott-Rodino waiting period, Shire’s agreement with Renovo became effective.  Under the terms of this agreement, Shire has exclusive rights to commercialize JUVISTA worldwide (with the exception of EU member states).  Shire paid Renovo a $75 million up-front payment in respect of the license (expensed during this quarter as R&D) and made a $50 million equity investment in Renovo (at a subscription price of £2 per ordinary share, representing approximately 6.5% of Renovo’s share capital).  Shire’s future financial obligations under the agreement are geared to the successful development and commercialization of JUVISTA.

VYVANSE – ADHD

During Q3 2007, the FDA accepted the filing of a supplemental New Drug Application for VYVANSE for the treatment of ADHD in adults.  The Prescriptions Drug User Fee Act action date (“PDUFA date”) is April 28, 2008.  On October 25, 2007 Shire released results from the Phase 3 clinical trials in adults.  In this double-blind, placebo-controlled, four-week study with dose escalations in 414 adults aged 18 to 55 years, treatment with VYVANSE at all doses studied (30 mg, 50 mg, 70 mg) was significantly more effective than placebo.

Shire is expecting a decision from the FDA on the approvability of VYVANSE intermediate strength products in the pediatric indication by the PDUFA date, December 15, 2007. If approved, this would make 20mg, 40mg and 60mg product available, which are designed to increase the flexibility of the dosing of VYVANSE for the pediatric indication in the US.

SPD493 (formerly known as Valrocemide)

Following preclinical evaluation, Shire intends to study SPD493 in a number of Central Nervous Systems disorders, and Phase 1 clinical trials started in October 2007.

3

Q3 2007 Unaudited Results

	Q3 2007			Q3 2006
	US GAAP $M	Adjustments $M	Non GAAP(1) $M	US GAAP $M	Adjustments $M		Non GAAP(1) $M
Revenues	608.7	-	608.7	449.4	-		449.4
Income from ongoing operations(2)	11.0	137.7	148.7	119.1	(2.1)		117.0
Net income	34.7	91.5	126.2	87.2	(1.5)		85.7
Diluted earnings per:
Ordinary share	6.3c	15.8c	22.1c	17.1c	(0.3c	)	16.8c
ADS	18.9c	47.4c	66.3c	51.3c	(0.9c	)	50.4c

Note: Average exchange rates for Q3 2007 and Q3 2006 were $2.02: £1.00 and $1.87: £1.00 respectively.

(1) Non GAAP income from ongoing operations, Non GAAP net income, Non GAAP diluted earnings per ordinary share and Non GAAP diluted earnings per ADS exclude intangible asset amortization charges, the accounting impact of share-based compensation and other items as described on page 6.  For an explanation of why Shire's management believes that these non-GAAP financial measures are useful to investors, see page 6.  For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with US GAAP, see pages 23-24.

(2) Income from continuing operations before income taxes and equity in earnings of equity method investees.

2007 Financial Outlook

Following strong revenue performance this quarter, Shire has upgraded the guidance given with the Q2 2007 results:

•	2007 revenue growth is now expected to be at least 30% (Q2 guidance: at least 25%). Prescription growth in the ADHD market is assumed to be 5–7%;

•	Costs including the continued development, launch and roll-out of new products are expected to be as follows:

-
Research and Development (“R&D”) spend for 2007 will be in the range of $365–$375 million (Q2 guidance: upper end of the range $340 – $360 million).  On the basis of increased revenue growth, Shire has decided to accelerate certain R&D programs.  It is expected that R&D costs will be 17% - 18% of product sales (2006: 20%).

-
Selling, General and Administrative (“SG&A”) costs for 2007 will be in the range of $955–$975 million (Q2 guidance: upper end of the range $930 – $960 million).  The additional expenditure is contributing to the increased revenue growth. It is expected that SG&A costs will be 46% - 47% of product sales (2006: 52%).

•	In addition:

-	The depreciation charge for the year is expected to increase by approximately 30% compared to 2006 (Q2 guidance: 20% up on 2006) following the acceleration of certain infrastructure projects; and

-
The effective tax rate on Non GAAP income from on-going operations for 2007 is expected to be in the low 20%’s (Q2 guidance: 26%).  This is primarily due to higher levels than previously forecast of tax deductible expenditure in high tax territories (principally the US) and reductions in specific tax liabilities relating to various tax reviews and tax filings which have now been finalized.

Shire reports its non GAAP earnings based on net income/(loss) adjusted for the following items, all of which are excluded from the financial outlook for the full year as stated above:

•	Intangible asset amortization charges, which are expected to rise by up to 70% (Q2 guidance : up to 80%) over the 2006 charge of $57.4 million;

•
The accounting impact of SFAS 123R estimated at approximately $45 million ($34.1 million for the nine months ended September 30, 2007) (split for GAAP purposes between cost of product sales, R&D and SG&A in the approximate ratio of 10%, 25% and 65%, respectively);

4

•	The in-process research and development (“IPR&D”) charge related to New River Pharmaceuticals Inc. (“New River”) ($1.9 billion);

•	Payments for rights to both JUVISTA ($75.0 million) and the Amphetamine Transdermal System ($5.9 million);

•	Provision of $27.0 million for the legal settlement of the Transkaryotic Therapies Inc (“TKT”) class action shareholder suit;

•
Gains on disposal of non-core product rights ($12.1 million for the nine months ended September 30, 2007) which will include any gain arising in Q4 2007 on the disposal of non-core products to Almirall; and

•	Integration costs for the New River acquisition ($9.2 million including bridging finance costs of $7.9 million), all of which were incurred during Q2 2007.

Change in Senior Management

On September 24, 2007 Shire appointed Sylvie Gregoire as President of its Human Genetic Therapies (“HGT”) business.  Sylvie brings more than 20 years of management, regulatory affairs, manufacturing and supply chain experience from biotechnology and pharmaceutical companies including Biogen Idec and Merck & Co.  Sylvie replaces David Pendergast, former President of HGT, whose retirement was announced in March of this year.  To ensure a smooth transition, David will continue with Shire through 2007 as an advisor.  Shire would like to thank David for all his contributions.

New Non-Executive Director

On October 31, 2007 David Mott joined Shire's Board of Directors as a Non Executive Director. Mr Mott is Chief Executive Officer and President of MedImmune, Inc, a role he was appointed to in 2000. He joined MedImmune in 1992 and has held positions of increasing responsibility in finance, strategic planning, business development, medical and regulatory including the positions of Chief Financial Officer and Chief Operating Officer. MedImmune was acquired by AstraZeneca (AZ) in June 2007, and Mr. Mott is also now serving as an executive vice president of AZ and a member of AZ’s Senior Executive Team.

Mr Mott is a member of the Board of Directors of Rib-X Pharmaceuticals and also serves on the Boards of Directors of the Biotechnology Industry Organization (BIO), the Technology Council of Maryland and MdBio. He holds a bachelor’s degree in economics and government from Dartmouth College, New Hampshire, USA.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research; product development including, but not limited to, the successful development of JUVISTA® (Human TGFβ3) and GA-GCB (velaglucerase alfa); manufacturing and commercialization including, but not limited to, the launch and establishment in the market of VYVANSE™(lisdexamfetamine dimesylate) (Attention Deficit and Hyperactivity Disorder (“ADHD”)); the impact of competitive products including, but not limited to, the impact of those on Shire’s ADHD franchise; patents including, but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval including, but not limited to, the expected product approval date of INTUNIV™ (guanfacine extended release) (ADHD); Shire’s ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

5

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP.  These measures are referred to as “non GAAP” measures and include Non GAAP income from ongoing operations, Non GAAP net income, Non GAAP diluted earnings per ordinary share and Non GAAP diluted earnings per ADS.  These non GAAP measures exclude the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire's management believes are not related to the core performance of Shire’s business.

These non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of the Company’s performance to historical results and to competitors’ results.  These measures are also considered by Shire’s Remuneration Committee in assessing the performance and compensation of employees, including its executive directors.

The non GAAP measures are presented in this press release as the Company's management believe that they will provide investors with a means of evaluating and an understanding of how Shire’s management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many one-time, infrequent or non-cash items that the Company’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

The following are trademarks of Shire or companies within the Shire Group which are the subject of trademark registrations in certain territories:

ADDERALL XR® (mixed salts of a single-entity amphetamine)
ADDERALL® (mixed salts of a single-entity amphetamine)
CALCICHEW® range (calcium carbonate with or without vitamin D3)
CARBATROL® (carbamazepine) extended-release capsules
DAYTRANA™ (methylphenidate transdermal system)
ELAPRASE® (idursulfase)
FOSRENOL® (lanthanum carbonate)
INTUNIV™ (guanfacine) extended release
LIALDA™ (mesalamine)
MEZAVANT® (mesalazine)
REMINYL® (galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL XL™ (galantamine hydrobromide) (UK and Republic of Ireland)
REPLAGAL® (agalsidase alfa)
SOLARAZE® (3%, gel diclofenac sodium (3%w/w))
VANIQA® (eflornithine hydrochloride)
VYVANSE™ (lisdexamfetamine dimesylate)
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties referred to in this press release:

3TC (trademark of GlaxoSmithKline (GSK))
DYNEPO (trademark of Sanofi Aventis)
EQUETROTM (a trademark Validus Pharmaceuticals, Inc.)
JUVISTA (trademark of Renovo)
PENTASA (trademark of Ferring)
RAZADYNE (trademark of Johnson & Johnson)
RAZADYNE ER (trademark of Johnson & Johnson)
REMINYL (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
REMINYL XL  (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
ZEFFIX (trademark of GSK)

6

OVERVIEW OF US GAAP FINANCIAL RESULTS

1.           Introduction

Summary of Q3 2007

Revenues from continuing operations for the three months to September 30, 2007 increased by 35% to $608.7 million (2006: $449.4 million).

Income from continuing operations (before income taxes and equity in earnings of equity method investees) for the three months to September 30, 2007 was $11.0 million (2006: $119.1 million).  Income from continuing operations for 2007 was lower than 2006 primarily as a result of expensing the $75.0 million up-front payment to Renovo in respect of JUVISTA and $27.0 million in respect of anticipated legal settlement costs for the TKT class action shareholder suit during the three months to September 30, 2007.

Cash inflow from operating activities for the three months to September 30, 2007 increased by 51% to $123.7 million (2006: $82.1 million).  Excluding up-front payments for in-licenses of $75.0 million in Q3 2007 and $30.5 million in Q3 2006 (see section 4 - R&D below for details) cash inflow from operating activities for the three months to September 30, 2007 increased by 76% to $198.7 million (2006: $112.6 million).  This increase resulted from higher sales in Q3 2007 compared to Q3 2006, partially offset by increased cash expenditure on operating costs and expenses.

Cash, cash equivalents and restricted cash at September 30, 2007 totaled $604.7 million (December 31, 2006: $1,156.7 million).  The decrease of $552.0 million was primarily due to the acquisition of New River in April 2007 being partly funded from Shire’s pre-acquisition cash resources.

2.           Product sales

For the three months to September 30, 2007 product sales increased by 41% to $543.1 million (2006: $386.2 million) and represented 89% of total revenues (2006: 86%).

Product Highlights

Product	Sales $M	Sales Growth (2)	US Rx Growth (1)(2)	US Average Market Share in Q3 2007 (1)
Specialty Pharmaceuticals
ADDERALL XR	249.0	20%	3%	25%
VYVANSE	10.6(3)	n/a	n/a	2%
DAYTRANA	9.4	-5%	64%	2%
PENTASA	43.7	18%	2%	17%
LIALDA	16.3	n/a	n/a	5%
FOSRENOL	28.7	135%	0%	9%
CARBATROL	19.3	-5%	-5%	41%
XAGRID	16.8	26%	n/a	n/a

Human Genetic Therapies
REPLAGAL	40.7	26%	n/a	n/a
ELAPRASE	55.1	n/a	n/a	n/a

(1)  Product specific prescription data is provided by IMS Health (“IMS”), a leading global provider of business intelligence for the pharmaceutical and healthcare industries.  All other US market share data stated in the text below is also provided by IMS.
(2) Compared to Q3 2006.
(3) Comprised of $31.1 million from prescription demand and wholesaler stocking, net of sales deductions of $20.5 million.

Specialty Pharmaceuticals

ADDERALL XR - ADHD

ADDERALL XR had an average market share of 25% during Q3 2007 (2006: 26%).  The fall in average market share followed the launch of VYVANSE in July 2007.  US prescriptions for ADDERALL XR for the three months to September 30, 2007 increased by 3% compared to the same period in 2006 due to a 6% growth in the US ADHD market offset by the 1% fall in average market share.

7

Sales of ADDERALL XR for the three months to September 30, 2007 were $249.0 million, an increase of 20% compared to the same period in 2006 (2006: $207.6 million).  Product sales growth was higher than prescription growth due primarily to a price increase in January 2007 and wholesaler stocking.  Shire also introduced an 8% price increase to ADDERALL XR on October 1, 2007.

Litigation proceedings concerning Shire’s ADDERALL XR patents are ongoing.  Further information on this litigation can be found in our filings with SEC, including our Annual Report on Form 10-K for the year to December 31, 2006.

VYVANSE - ADHD

VYVANSE’s average share of the US ADHD prescription market during Q3 2007 was 2.4% following the launch of VYVANSE in July 2007, and market share had reached 3.7% by September 30, 2007.  Product sales of $10.6 million for the three months to September 30, 2007 were net of $20.5 million sales deductions, primarily coupons, wholesaler discounts and rebates, which will trend over time to approximately 28% of product sales before sales deductions.

Launch stocks of $55.9 million (before sales deductions) were shipped to wholesalers in June 2007, with a further $1.9 million shipped in July 2007.  Sales of launch stocks are being recognized into revenue as prescription demand is confirmed by IMS data.  By September 30, 2007 these launch stocks had decreased to $36.9 million as patients purchased VYVANSE.  Product sales of VYVANSE totaled $10.6 million comprising of $20.9 million of sales based on prescription demand, a further $10.2 million of sales from wholesaler restocking, net of sales deductions of $20.5 million.  All initial launch stocks are expected to be recognized into revenue of sales by the end of 2007.

DAYTRANA - ADHD

DAYTRANA’s average share of the US ADHD market increased to 2.1% in Q3 2007 compared to 1.3% in Q3 2006.  Increased market share together with 6% growth in the US ADHD market resulted in US prescriptions of DAYTRANA for the three months to September 30, 2007 being up 64% compared to the same period in 2006.

Product sales for the three months to September 30, 2007 were $9.4 million, a decrease of 5% compared to the same period in 2006 (2006: $9.9 million).  There was a slight fall in net sales as the increase in US prescriptions and lower coupon redemptions were more than offset by no wholesaler stocking in Q3 2007 (compared to stocking in Q3 2006 following the launch in June 2006), and a provision made for returns following the voluntary market withdrawal of a limited quantity of DAYTRANA patches.

The addition of VYVANSE, combined with ADDERALL XR and DAYTRANA’s market share has helped Shire grow its total share of the US ADHD market to 30% at September 30, 2007 compared to 28% at September 30, 2006 (excluding ADDERALL, which was divested by Shire in Q3 2006).  Shire’s combined ADHD portfolio forms the leading portfolio of products in the US ADHD market.

PENTASA - Ulcerative colitis

US prescriptions of PENTASA for the three months to September 30, 2007 were up 2% compared to the same period in 2006 primarily due to a 4% increase in the US oral mesalamine prescription market, offset by a small decrease in PENTASA’s average market share from 17.4% in Q3 2006 to 17.1% in Q3 2007.

Sales of PENTASA for the three months to September 30, 2007 were $43.7 million, an increase of 18% compared to the same period in 2006 (2006: $36.9 million).  Sales growth is higher than prescription growth primarily due to the continued shift to the 500mg strength capsules as well as the impact of price increases in November 2006 and August 2007.

LIALDA – Ulcerative colitis

Shire launched LIALDA during March 2007.  By September 30, 2007 LIALDA had reached a US market share of 6.4%.  Preparations are underway for the European launch, commencing with the UK in Q4 2007.  In the UK and Ireland the product will be called MEZAVANT XL and Shire plans to market the product in most other EU countries as MEZAVANT.

In Q3 2007 LIALDA’s average share of the US oral mesalamine prescription market was 5.4%.  LIALDA’s product sales for the three months to September 30, 2007 were $16.3 million (Q2 2007: $5.0 million).

8

Remaining launch stocks of $28.0 million (before sales deductions) at June 2007 decreased to $14.4 million by September 30, 2007 as patients purchased LIALDA.  Sales of launch stocks are being recognized into revenue as prescription demand is confirmed by IMS data.  Product sales of LIALDA in the quarter totaled $16.3 million, comprising of $13.6 million of sales based on prescription demand, $6.6 million of sales from non retail demand and wholesaler restocking, net of sales deductions of  $3.9 million (mainly discounts, wholesaler fees and rebates). All initial launch stocks are expected to be recognized into revenue by the end of 2007.

Since the launch of LIALDA in March 2007, PENTASA and LIALDA’s combined share of the US oral mesalamine prescription market had grown to 23% by September 30, 2007, up from 18% at September 30, 2006.

FOSRENOL - Hyperphosphatemia

FOSRENOL has now been launched in 23 countries and global sales totaled $28.7 million for the quarter ended September 30, 2007 (2006: $12.2 million).  In Europe, FOSRENOL has been launched in Germany, France, UK, Italy and a number of other countries; launches will continue throughout 2008, including in Spain, subject to finalization of national marketing authorizations and the conclusion of pricing and reimbursement negotiations.  European sales of FOSRENOL for the three months to September 30, 2007 were $12.4 million, up 38% compared with Q2 2007 ($9.0 million).

US sales of FOSRENOL for the three months to September 30, 2007 were up 43% to $16.3 million compared to the same period in 2006 (2006: $11.4 million).  FOSRENOL’s average market share of the US phosphate binder market remained constant at 9%.  The increase in product sales is due to the uptake in higher strength doses of FOSRENOL and wholesaler de-stocking of initial launch stocks in Q3 2006.

CARBATROL - Epilepsy

US prescriptions for CARBATROL for the three months ending September 30, 2007 were down 5% compared to the same period in 2006.  This was primarily due to a comparable decline in the US extended release carbamazepine prescription market.

Sales of CARBATROL for the three months to September 30, 2007 were $19.3 million, a decrease of 5% compared to the same period in 2006 (2006: $20.4 million).  The sales decrease was in line with the decrease in prescriptions, as a sales price increase in April 2007 and wholesaler stocking during Q3 2007 were offset by higher sales deductions.

Patent litigation proceedings relating to CARBATROL are ongoing.  Further information about this litigation can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2006.

XAGRID - Thrombocythemia

Sales for the three months to September 30, 2007 were $16.8 million, an increase of 26% compared to the same period in 2006 (2006: $13.3 million).  Expressed in transaction currencies (XAGRID is primarily sold in Euros and Pounds sterling), sales increased by 17% due to growth in many of Shire’s existing markets, with exchange rate movements against the US dollar accounting for the remaining 9% increase.

Human Genetic Therapies

REPLAGAL - Fabry disease

Sales for the three months to September 30, 2007 were $40.7 million, an increase of 26% compared to the same period in 2006 (2006: $32.4 million).  Expressed in transaction currencies (REPLAGAL is primarily sold in Euros and Pounds sterling) sales increased by 18% due to higher unit sales in Europe and Canada, with exchange rate movements against the US dollar accounting for the remaining 8% increase.

9

ELAPRASE- Hunter syndrome

Sales for the three months to September 30, 2007 were $55.1 million (2006: $4.3 million).  Q3 2007 sales represent a 29% increase over sales for Q2 2007 ($42.7 million).  ELAPRASE was successfully launched in the US in August 2006 and in several major European markets during the first half of 2007.  ELAPRASE is now approved for marketing and commercial distribution in 34 countries worldwide.

3.	Royalties

Royalty revenue increased to $61.9 million for the three months to September 30, 2007 (2006: $60.4 million).

Royalty Highlights

Product	Royalties to Shire $M	Royalty (1) Growth %
3TC	36.7	1%
ZEFFIX	10.2	10%
Other	15.0	3%
Total	61.9	2%

(1)  Compared with 2006.

3TC - HIV infection and AIDS

Royalties from sales of 3TC for the three months to September 30, 2007 were $36.7 million, an increase of 1% compared to the same period in 2006 (2006: $36.5 million).  The impact of foreign exchange movements has contributed 4% to the reported growth; excluding foreign exchange movements there has been a decline of 3% compared to the same period in 2006.

Shire receives royalties from GSK on worldwide 3TC sales.  GSK’s worldwide sales of 3TC for the three months to September 30, 2007 were $280 million, an increase of 2% compared to the same period in 2006 (2006: $275 million), but a decrease of approximately 3% on a constant exchange rate basis.  While the nucleoside analogue market for HIV has continued to grow, competitive pressures within the market have increased leading to a decline in 3TC sales.

ZEFFIX - Chronic hepatitis B infection

Royalties from sales of ZEFFIX for the three months to September 30, 2007 were $10.2 million, an increase of 10% compared to the same period in 2006 (2006: $9.3 million).  The impact of foreign exchange movements has contributed 6% to the reported growth; excluding foreign exchange movements there has been an increase of 4% compared to the same period in 2006.

Shire receives royalties from GSK on worldwide ZEFFIX sales.  GSK’s worldwide sales of ZEFFIX for the three months to September 30, 2007 were $87 million, an increase of 9% compared to the same period in 2006 (2006: $80 million).  This increase was mainly due to strong growth in the Chinese market and favorable foreign exchange rate movements.

OTHER

Other royalties are primarily in respect of REMINYL and REMINYL XL (known as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide (excluding the UK and the Republic of Ireland) by Janssen Pharmaceutical N.V. (“Janssen”), an affiliate of Johnson & Johnson.  Shire has the exclusive marketing rights in the UK and the Republic of Ireland.

Barr and other companies have filed Abbreviated New Drug Applications (“ANDA”) with the FDA for generic versions of RAZADYNE. Janssen and Synaptech Inc. (“Synaptech”) have filed lawsuits against some of those ANDA filers.  A trial was held during the week of May 21, 2007.  No decision from the court has been issued to date.

10

In June 2006 Janssen and Synaptech filed a lawsuit against Barr for infringement of their patent rights relating to RAZADYNE ER as a result of Barr filing an ANDA with the FDA for a generic version of RAZADYNE ER.  In May 2007 Janssen and Synaptech also filed suit against Sandoz Inc. as a result of Sandoz Inc. filing an ANDA with the FDA.  No court date has been set in either proceedings.

4.	Financial details

Cost of product sales

For the three months to September 30, 2007 the cost of product sales was 15% of product sales (2006: 16%).  The cost of product sales for REPLAGAL in 2006 included a $6.7 million adjustment in respect of inventories acquired through the acquisition of TKT.  This fair value adjustment increased Shire’s cost of product sales as a percentage of product sales for the three months to September 30, 2006 by 2%.  Excluding the impact of this fair value adjustment in 2006, cost of product sales as a percentage of product sales in the three months to September 30, 2007 increased by 1% compared to 2006 due to the impact of DAYTRANA inventory write-offs following the voluntary market withdrawal of a limited quantity of patches.

For the three months to September 30, 2007 cost of product sales included a charge of $0.9 million for share based compensation (2006: $0.8 million).

Research and development (R&D)

R&D expenditure increased to $180.7 million in the three months to September 30, 2007 (33% of product sales) from $104.0 million in the three months to September 30, 2006 (27% of product sales).  For the three months to September 30, 2007 R&D included an up-front payment to Renovo of $75.0 million for the in-licensing of JUVISTA (14% of product sales).  For the three months to September 30, 2006 R&D included $30.5 million of up-front payments (8% of product sales), comprising a $25.0 million payment to Duramed Pharmaceuticals Inc (“Duramed”) (in-licensing of women’s health products) and a $5.5 million payment to Warren Pharmaceuticals Inc (in-licensing of the Tissue Protective Cytokine technology).

Excluding these up-front milestones, R&D expenditure for the three months to September 30, 2007 increased by $32.2 million over the same period in 2006, while remaining broadly similar as a percentage of product sales.  Contributing to the increased R&D expenditure in 2007 were Phase 3(b) and Phase 4 studies to support new product launches; the continuation of Phase 3 trials on GA-GCB (velaglucerase alfa); the development of the Women’s Health and New River franchises; pre-clinical development of three HGT projects; two new Phase 1 projects; and two further pre-clinical projects.

For the three months to September 30, 2007 R&D included a charge of $3.3 million for share based compensation (2006: $1.4 million).

Selling, general and administrative (SG&A)

SG&A expenses increased to $286.7 million in the three months to September 30, 2007 from $214.9 million in the three months to September 30, 2006, an increase of 33%.

The increase in SG&A expenses included the impact of the following:

•	Provision for the legal settlement of the TKT class action shareholder suit of $27 million (5% of product sales);
•	An increase in the ADHD sales force to promote VYVANSE;
•	The cost of the new GI sales force in the US; and
•	The launches of DYNEPO, LIALDA and VYVANSE.

As a percentage of product sales, SG&A expenses were 53% (2006: 56%).  For the three months to September 30, 2007 SG&A included a charge of $7.5 million for share based compensation (2006: $6.9 million), representing 1% of product sales (2006: 2%).

Depreciation and amortization

The depreciation charge for the three months to September 30, 2007 was $15.2 million (2006: $11.0 million).  The increase in depreciation follows investment in Shire’s infrastructure to support the continuing growth of the Company.

11

The amortization charge for the three months to September 30, 2007 was $31.1 million (2006: $14.6 million).  The increase in amortization is primarily due to the amortization of DAYTRANA, DYNEPO and VYVANSE intangibles following the product launches in June 2006, March 2007 and July 2007 respectively.

Gain on disposal of product rights

For the three months to September 30, 2007 Shire recognized a gain of $7.1 million on the disposal of EQUETRO, a non-core product, to Validus.  During the three months to September 30, 2006 Shire recognized a gain of $63.0 million on the disposal of ADDERALL to Duramed.

Interest income

For the three months to September 30, 2007 Shire received interest income of $8.0 million (2006: $12.6 million).  Interest income primarily relates to interest received on cash balances.  Interest income for the three months to September 30, 2007 was lower than for the three months ending September 30, 2006 due to lower average cash balances following the acquisition of New River.

Interest expense

For the three months to September 30, 2007 Shire incurred interest expense of $18.0 million (2006: $7.0 million).  The increase in interest expense was mainly due to the interest payable on the $1.1 billion convertible bond issued in May 2007 as part of the long term funding for the acquisition of New River.

In the three months to September 30, 2007 and 2006 interest expense includes a provision for interest, which may be awarded by the Court in respect of amounts due to those ex-TKT shareholders who have requested appraisal of the acquisition consideration payable for their TKT shares.  A trial date for the appraisal rights litigation has been set for May 12, 2008.  Further information about this litigation can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2006.

Taxation

The effective tax rate for the three months to September 30, 2007 was -211% (2006: 28%). The negative effective tax rate in the third quarter was primarily due to a higher than forecast level of tax deductible expenditure in that quarter in high-tax territories (principally the US) and reductions in specific tax liabilities relating to tax reviews and tax filings, all of which were finalized in the third quarter. When these changes arose in the three months to September 30, 2007, they caused a reversal of certain tax charges that had been expensed in the six months to June 30, 2007.  Excluding the IPR&D charge of $1,896.0 which is not tax deductible, the effective tax rate was reduced from 26% for the six months to June 30, 2007 to 16% for the nine months to September 30, 2007.

At September 30, 2007 net deferred tax liabilities of $87.6 million (December 31, 2006: net deferred tax asset of $261.0 million) were recognized.  Shire has moved from a net deferred tax asset to a net deferred tax liability position following the recognition of a deferred tax liability of $433.6 million at acquisition in respect of intangible assets acquired with New River, and a deferred tax asset of $51.8 million relating to New River’s net operating loss carry forwards.

Equity in earnings of equity method investees

Net earnings of equity method investees of $0.5 million were recorded for the three months to September 30, 2007 (2006: $1.2 million).  This comprised earnings of $1.7 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2006: $1.6 million), offset by losses of $1.2 million being the Company’s share of losses in the GeneChem, AgeChem and EGS Healthcare Funds (2006: losses of $0.4 million).

12

FINANCIAL INFORMATION

13

Unaudited US GAAP results for the nine months to September 30, 2007
Consolidated Balance Sheets

	September 30, 2007 $M	December 31, 2006 $M
ASSETS
Current assets:
Cash and cash equivalents	562.9	1,126.9
Restricted cash	41.8	29.8
Accounts receivable, net	383.1	310.8
Inventories	176.9	131.1
Assets held for sale	62.6	-
Deferred tax asset	126.7	105.7
Prepaid expenses and other current assets	111.7	106.0

Total current assets	1,465.7	1,810.3

Non current assets:
Investments	116.5	55.8
Property, plant and equipment, net	343.2	292.8
Goodwill	233.0	237.4
Other intangible assets, net	1,809.6	762.4
Deferred tax asset	98.8	155.3
Other non-current assets	27.7	12.4

Total assets	4,094.5	3,326.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations	2.1	-
Accounts payable and accrued expenses	684.5	566.1
Liability to dissenting shareholders	473.0	452.3
Other current liabilities	94.1	313.6

Total current liabilities	1,253.7	1,332.0

Non-current liabilities:
Capital lease obligations	36.4	-
Convertible bonds	1,100.0	-
Deferred tax liability	313.1	-
Other non-current liabilities	378.9	52.1

Total non-current liabilities	1,828.4	52.1

Total liabilities	3,082.1	1,384.1

14

Unaudited US GAAP results for the nine months to September 30, 2007
Consolidated Balance Sheets (continued)

	September 30, 2007 $M	December 31, 2006 $M
Shareholders’ equity:
Common stock of 5p par value; 750.0 million shares authorized; and 554.9 million shares issued and outstanding (2006: 750.0 million shares authorized; and 506.7 million shares issued and outstanding)	48.6	43.7
Exchangeable shares: 1.2 million shares issued and outstanding (2006: 1.3 million)	55.3	59.4
Treasury stock	(263.3)	(94.8)
Additional paid-in capital	2,442.4	1,493.2
Accumulated other comprehensive income	69.7	87.8
(Accumulated deficit)/retained earnings	(1,340.3)	353.0

Total shareholders’ equity	1,012.4	1,942.3

Total liabilities and shareholders’ equity	4,094.5	3,326.4

15

Unaudited US GAAP results for the three and nine months to September 30, 2007
Consolidated Statements of Operations

	3 months to September 30, 2007 $M	3 months to September 30, 2006 $M	9 months to September 30, 2007 $M	9 months to September 30, 2006 $M
Revenues:
Product sales	543.1	386.2	1,508.8	1,108.2
Royalties	61.9	60.4	185.4	181.8
Other revenues	3.7	2.8	17.6	9.5

Total revenues	608.7	449.4	1,711.8	1,299.5

Costs and expenses:
Cost of product sales(1)	79.5	61.7	213.3	185.3
Research and development	180.7	104.0	363.7	304.0
Selling, general and administrative	286.7	214.9	753.5	594.2
Depreciation and amortization(1)	46.3	25.6	107.4	72.3
Integration costs	-	-	1.3	3.9
Gain on sale of product rights	(7.1)	(63.0)	(12.1)	(63.0)
In-process R&D charge	-	-	1,896.0	-
Total operating expenses	586.1	343.2	3,323.1	1,096.7

Operating income/(loss)	22.6	106.2	(1,611.3)	202.8

Interest income	8.0	12.6	42.7	36.8
Interest expense	(18.0)	(7.0)	(53.8)	(19.1)
Other (expenses)/income, net	(1.6)	7.3	0.7	5.9

Total other (expenses)/income, net	(11.6)	12.9	(10.4)	23.6

Income/(loss) from continuing operations before income taxes and equity in earnings of equity method investees	11.0	119.1	(1,621.7)	226.4
Income taxes	23.2	(33.1)	(43.9)	(62.9)
Equity in earnings of equity method investees, net of taxes	0.5	1.2	1.7	5.5

Income/(loss) from continuing operations	34.7	87.2	(1,663.9)	169.0
Gain from discontinued operations (net of income tax expense of $nil)	-	-	-	40.6

Net income/(loss)	34.7	87.2	(1,663.9)	209.6

 (1)   Cost of product sales does not include amortization of intangible assets relating to intellectual property rights acquired, which is included in Depreciation and amortization.  Amortization of intangible assets in respect of favorable manufacturing contracts is recorded in cost of product sales.

16

Unaudited US GAAP results for the three and nine months to September 30, 2007
Consolidated Statements of Operations (continued)

	3 months to September 30, 2007	3 months to September 30, 2006	9 months to September 30, 2007		9 months to September 30, 2006
Earnings per share - basic
Income/(loss) from continuing operations	6.4c	17.3c	(308.8c	)	33.5c
Gain on disposition of discontinued operations	-	-	-		8.1c
Earnings/(loss) per ordinary share - basic	6.4c	17.3c	(308.8c	)	41.6c

Earnings per share – diluted
Income/(loss) from continuing operations	6.3c	17.1c	(308.8c	)	33.2c
Gain on disposition of discontinued operations	-	-	-		8.0c

Earnings/(loss) per ordinary share - diluted	6.3c	17.1c	(308.8c	)	41.2c

Earnings/(loss) per ADS - diluted	18.9c	51.3c	(926.4c	)	123.6c

Weighted average number of shares:
	Millions	Millions	Millions		Millions
Basic	546.4	504.0	538.9		503.6
Diluted	554.7	509.1	538.9		508.7

17

Unaudited US GAAP results for the three and nine months to September 30, 2007
Consolidated Statements of Cash Flows

	3 months to September 30, 2007 $M	3 months to September 30, 2006 $M	9 months to September 30, 2007 $M	9 months to September 30, 2006 $M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	34.7	87.2	(1,663.9)	209.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization:
- cost of product sales	1.8	1.4	4.4	3.5
- in other costs and expenses	46.3	25.6	107.4	72.3
Amortization of deferred financing charges	1.4	-	10.6	-
Share based compensation	11.7	9.1	34.1	25.8
In-process R&D charge	-	-	1,896.0	-
Write down of long-term assets	-	-	-	2.0
Equity in earnings of equity method investees	(0.5)	(1.2)	(1.7)	(5.5)
Gain on sale of product rights	(7.1)	(63.0)	(12.1)	(63.0)
Gain on disposition of discontinued operations	-	-	-	(40.6)
Changes in operating assets and liabilities, net of acquisitions:
Decrease/(increase) in accounts receivable	38.8	4.8	(64.2)	18.6
Increase in sales deduction accrual	0.4	4.6	19.3	17.6
(Increase)/decrease in inventory	(6.2)	2.4	(46.2)	10.7
(Increase)/decrease in prepayments and other current assets	(8.6)	(28.5)	2.7	(10.4)
Decrease in other assets	0.6	0.2	1.3	3.0
Movement in deferred taxes	(49.6)	6.0	(35.8)	5.0
Increase in accounts and notes payable and other liabilities	96.1	40.1	103.8	94.9
(Decrease)/increase in deferred revenue	(42.9)	(12.4)	45.6	(6.4)
Returns on investment from joint venture	6.8	5.8	6.8	5.8
Net cash provided by operating activities(A)	123.7	82.1	408.1	342.9

18

Unaudited US GAAP results for the three and nine months to September 30, 2007
Consolidated Statements of Cash Flows

	3 months to September 30, 2007 $M	3 months to September 30, 2006 $M	9 months to September 30, 2007 $M	9 months to September 30, 2006 $M
CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in short-term investments	-	1.4	55.8	6.9
Movements in restricted cash	(2.4)	(0.1)	(12.0)	1.0
Purchases of subsidiary undertakings, net of cash acquired	-	-	(2,458.6)	(0.8)
Expenses related to the New River acquisition	-	-	(60.4)	-
Purchases of long-term investments	(50.9)	(0.3)	(56.7)	(9.6)
Purchases of property, plant and equipment	(28.5)	(20.6)	(62.1)	(71.2)
Purchases of intangible assets	(26.4)	(2.6)	(58.2)	(52.8)
Proceeds/deposits received from sale of product rights	7.5	63.0	24.3	63.0
Proceeds from property, plant and equipment sales	-	0.1	-	0.9
Proceeds from loan repaid by IDB	-	-	-	70.6
Returns of equity investments	-	-	2.2	0.3
Net cash (used in)/provided by investing activities(B)	(100.7)	40.9	(2,625.7)	8.3

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from drawings under bank facility	-	-	1,300.0	-
Repayment of drawings under bank facility	-	-	(1,300.0)	-
Proceeds from issue of 2.75% convertible bonds due 2014	-	-	1,100.0	-
Redemption of Shire convertible bonds due 2011	-	-	-	(0.1)
Redemption of New River convertible notes	-	-	(279.4)	-
Proceeds from exercise of New River purchased call option	-	-	141.8	-
Payment of debt arrangement and issuance costs	(0.1)	-	(32.8)	-
Proceeds from exercise of options	1.5	15.6	25.6	33.3
Proceeds from issue of common stock, net	-	-	877.3	-
Proceeds from exercise of warrants	6.0	-	13.0	-
Excess tax benefit of share based compensation, charged directly to equity	-	(2.0)	-	-
Payment of dividend	-	-	(29.4)	(22.6)
Payments to acquire treasury stock	(68.6)	(66.3)	(168.5)	(68.3)

Net cash (used in)/provided by financing activities(C)	(61.2)	(52.7)	1,647.6	(57.7)

Effect of foreign exchange rate changes on cash and cash equivalents (D)	2.6	(0.2)	6.0	5.2
Net (decrease)/increase in cash and cash equivalents(A) +(B) +(C) +(D)	(35.6)	70.1	(564.0)	298.7
Cash and cash equivalents at beginning of period	598.5	885.1	1,126.9	656.5

Cash and cash equivalents at end of period	562.9	955.2	562.9	955.2

19

Unaudited US GAAP results for the three and nine months to September 30, 2007

Selected Notes to the US GAAP Financial Statements

 (1) Earnings/(Loss) per share

	3 months to September 30, 2007 $M	3 months to September 30, 2006 $M	9 months to September 30, 2007 $M	9 months to September 30, 2006 $M

Income/(loss) from continuing operations	34.7	87.2	(1,663.9)	169.0
Gain on disposition of discontinued operations	-	-	-	40.6
Numerator for basic and diluted EPS	34.7	87.2	(1,663.9)	209.6

Weighted average number of shares:

Basic (1)	546.4	504.0	538.9	503.6
Effect of dilutive shares:
Stock options(2)	8.2	4.5	-	4.5
Warrants(2)	0.1	0.6	-	0.6
Diluted	554.7	509.1	538.9	508.7
(1) Excludes shares purchased by the Employee Stock Ownership Trust and presented by the Company as treasury stock.
(2) Calculated using the treasury stock method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to September 30, 2007 No. of shares Millions(1) (2)	3 months to September 30, 2006 No. of shares Millions(1)	9 months to September 30, 2007 No. of shares Millions(3)	9 months to September 30, 2006 No. of shares Millions(1)
Stock options in the money	-	-	7.8	-
Stock options out of the money	1.0	10.1	2.0	10.1
Warrants	-	-	0.4	-
Convertible bonds 2.75% due 2014	32.7	-	17.3	-
	33.7	10.1	27.5	10.1

(1)
For the three months ended September 30, 2007 and the three and nine months ended September 30, 2006, certain stock options have been excluded from the diluted EPS because their exercise prices exceeded Shire plc’s average share price during the calculation period.

(2)
For the three months ended September 30, 2007, the convertible bonds were not included in the calculation of the diluted weighted average number of shares, because their effect would be anti-dilutive in the period.

(3)
For the nine months ended September 30, 2007, no share options, warrants or convertible bonds were included in the calculation of the diluted weighted average number of shares, because the Company made a net loss during the calculation period.

20

Unaudited US GAAP results for the three months to September 30, 2007
Selected Notes to the US GAAP Financial Statements (continued)

(2) Analysis of revenues	3 months to September 30, 2007 $M	3 months to September 30, 2006 $M	3 months to September 30, 2007 % change	3 months to September 30, 2007 % of total revenue
Net product sales:
Specialty Pharmaceuticals
ADHD
ADDERALL XR	249.0	207.6	20%	41%
VYVANSE	10.6	-	N/A	2%
ADDERALL	-	6.3	-100%	0%
DAYTRANA	9.4	9.9	-5%	1%
	269.0	223.8	20%	44%
GI
PENTASA	43.7	36.9	18%	7%
LIALDA	16.3	-	N/A	3%
	60.0	36.9	63%	10%
RENAL
FOSRENOL	28.7	12.2	135%	5%
DYNEPO	4.4	-	N/A	0%
	33.1	12.2	171%	5%
General Products
CALCICHEW	13.5	11.1	22%	2%
CARBATROL	19.3	20.4	-5%	3%
REMINYL/REMINYL XL	8.2	5.7	44%	1%
XAGRID	16.8	13.3	26%	3%
	57.8	50.5	14%	9%

Other product sales	27.4	26.1	5%	5%

Total SP product sales	447.3	349.5	28%	73%

Human Genetic Therapies
REPLAGAL	40.7	32.4	26%	7%
ELAPRASE	55.1	4.3	N/A	9%

Total HGT product sales	95.8	36.7	161%	16%

Total product sales	543.1	386.2	41%	89%
Royalty income:
3TC	36.7	36.5	1%	6%
ZEFFIX	10.2	9.3	10%	2%
Others	15.0	14.6	3%	2%
	61.9	60.4	2%	10%
Other	3.7	2.8	32%	1%

Total revenues	608.7	449.4	35%	100%

21

Unaudited US GAAP results for the nine months to September 30, 2007
Selected Notes to the US GAAP Financial Statements (continued)

(2) Analysis of revenues	9 months to September 30, 2007 $M	9 months to September 30, 2006 $M	9 months to September 30, 2007 % change	9 months to September 30, 2007 % of total revenue
Net product sales:
Specialty Pharmaceuticals
ADHD
ADDERALL XR	753.2	634.4	19%	44%
VYVANSE	10.6	-	N/A	1%
ADDERALL	-	25.2	-100%	0%
DAYTRANA	41.2	9.9	316%	2%
	805.0	669.5	20%	47%
GI
PENTASA	127.7	99.5	28%	8%
LIALDA	21.3	-	N/A	1%
	149.0	99.5	50%	9%
RENAL
FOSRENOL	76.0	26.1	191%	4%
DYNEPO	6.3	-	N/A	0%
	82.3	26.1	215%	4%
General Products
CALCICHEW	39.1	33.2	18%	3%
CARBATROL	52.7	50.7	4%	3%
REMINYL/REMINYL XL	22.8	15.0	52%	1%
XAGRID	48.4	39.5	23%	3%
	163.0	138.4	18%	10%

Other product sales	80.0	83.9	-5%	5%

Total SP product sales	1,279.3	1,017.4	26%	75%

Human Genetic Therapies
REPLAGAL	105.1	86.5	22%	6%
ELAPRASE	124.4	4.3	2,793%	7%

Total HGT product sales	229.5	90.8	153%	13%

Total product sales	1,508.8	1,108.2	36%	88%

Royalty income:
3TC	111.2	114.3	-3%	6%
ZEFFIX	29.6	25.4	17%	2%
Others	44.6	42.1	6%	3%
	185.4	181.8	2%	11%
Other	17.6	9.5	85%	1%

Total revenues	1,711.8	1,299.5	32%	100%

22

Non GAAP reconciliation of income from ongoing operations, net income and numerator for diluted EPS for the three and nine months to September 30, 2007 and 2006

	3 months to September 30, 2007 $M	3 months to September 30, 2006 $M	9 months to September 30, 2007 $M	9 months to September 30, 2006 $M
Non GAAP reconciliation of income/(loss) from ongoing operations(1)
Income/(loss) from ongoing operations(1)	11.0	119.1	(1,621.7)	226.4

Add back:
TKT cost of product sales fair value adjustment	-	6.7	-	47.0
New River in-process R&D charge	-	-	1,896.0	-
New River milestone payment	-	-	-	50.0
Renovo upfront payment	75.0	-	75.0	-
Noven milestone payment	-	-	5.9	-
Warren upfront payment	-	5.5	-	5.5
Duramed upfront payment	-	25.0	-	25.0
Gain on disposal of product rights	(7.1)	(63.0)	(12.1)	(63.0)
Integration costs	-	-	1.3	3.9
Legal settlement provision	27.0	-	27.0	-
Financing costs write-off	-	-	7.9	-
Intangible asset amortization	31.1	14.6	64.0	41.6
Share based compensation under SFAS 123R	11.7	9.1	34.1	25.7

Non GAAP adjustment to income/(loss) from ongoing operations(1)	137.7	(2.1)	2,099.1	135.7

Non GAAP income from ongoing operations(1)	148.7	117.0	477.4	362.1

Non GAAP reconciliation of net income/(loss) and numerator for diluted EPS

Net income/(loss)	34.7	87.2	(1,663.9)	209.6
Non GAAP adjustment to income/(loss) from ongoing operations(1)	137.7	(2.1)	2,099.1	135.7

Taxes on above adjustments	(46.2)	0.6	(63.5)	(38.0)

Gain on disposition of discontinued operations	-	-	-	(40.6)

Non GAAP adjustment to net income/(loss)	91.5	(1.5)	2,035.6	57.1

Non GAAP net income	126.2	85.7	371.7	266.7

Interest on convertible debt, net of tax	3.8	-	5.5	-

Numerator for non GAAP - diluted EPS from ongoing operations	130.0	85.7	377.2	266.7

(1) Income/(loss) from continuing operations before income taxes and equity in earnings of equity method investees.

23

Non GAAP reconciliation of reported EPS for the three and nine months to September 30, 2007 and 2006

	3 months to September 30, 2007		3 months to September 30, 2006		9 months to September 30, 2007		9 months to September 30, 2006

Earnings per ordinary share - diluted	6.3c		17.1c		(308.8c	)	41.2c

Add back:
Gain on disposition of discontinued operations	-		-		-		(8.0c	)
TKT cost of product sales fair value adjustment	-		1.3c		-		9.2c
New River in-process R&D charge(2)	-		-		351.0c		-
New River milestone payment	-		-		-		9.8c
Renovo upfront payment(1)	13.0c		-		13.3c		-
Noven milestone payment	-		-		1.0c		-
Warren upfront payment	-		1.1c		-		1.1c
Duramed upfront payment	-		5.0c		-		4.9c
Gain on disposal of product rights	(1.2c	)	(12.5c	)	(2.1c	)	(12.4c	)
Integration costs	-		-		0.2c		0.8c
Legal settlement provision	4.6c		-		4.8c		-
Financing costs write-off	-		-		1.4c		-
Intangible asset amortization	5.3c		2.9c		11.3c		8.2c
Share based compensation under SFAS 123R	2.0c		1.8c		6.0c		5.1c
Taxes on above adjustments	(7.9c	)	0.1c		(11.3c	)	(7.5c	)

Non GAAP adjustments to diluted EPS per ordinary share	15.8c		(0.3c	)	375.6c		11.2c

Non GAAP – diluted EPS per ordinary share from ongoing operations	22.1c		16.8c		66.8c		52.4c

Non GAAP – diluted EPS per ADS from ongoing operations	66.3c		50.4c		200.4c		157.2c

(1)  Because the add back of interest and shares underlying the convertible debt is anti-dilutive for US GAAP EPS for the three months to September 30, 2007, but dilutive when diluted EPS is presented on a non GAAP basis, this adjustment includes the dilutive effect of convertible debt.

(2) Because the add back of this item results in positive non GAAP income for the nine months period to September 30, 2007, the adjustment includes the dilutive effect of options, warrants and the convertible debt.

- ENDS -

24